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                                                                    Exhibit 18.1


November 18, 1999



Global Diamond Resources, Inc.
836 Prospect Street
Suite 2B
La Jolla, CA  92037

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Global Diamond Resources, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998 and have reported thereon under date of March 5, 1999, except as to notes 2, 4, 6, 7, 10 and 13 as to which the date is July 16, 1999. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-KSB for the year ended December 31, 1998. As stated in
Note 1 to those financial statements, the Company changed its method of accounting for exploration and related costs on unproven properties from capitalizing all expenditures to expensing all costs, other than acquisition costs, prior to the completion of a definitive feasibility study which establishes proven and probable reserves. The note states that the Company's newly adopted accounting method is preferable because it is the predominant method of accounting used in the mining industry and will better reflect operating income and cash flow. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Global Diamond Resources, Inc.'s compliance with the requirement of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the circumstances.

Very truly yours,



KPMG LLP